Amendment No. 1 to Confidential Private Placement Memorandum

     This Amendment No. 1, dated June 15, 2001, to Perma-Fix Environmental Services, Inc.'s ("Perma-Fix" or the "Company") Confidential Private Placement Memorandum, dated April 6, 2001 (the "Memorandum"), amends the Memorandum and Subscription Agreement referenced therein and attached to the Memorandum as Exhibit "B" ("Subscription Agreement"). All capitalized terms not defined herein shall have the same meaning as defined in the Memorandum. This Amendment amends the Memorandum and Subscription Agreement as follows:

  The maximum number of Units to be offered under the Offering is decreased from 5,000,000 to 4,400,000 Units. The composition of the Units remains unchanged, with each Unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock. The purchase price of one Unit remains $1.75, and the exercise price of each Warrant remains $1.75.

  The Maximum Offering amount is reduced from $8,750,000 to $7,700,000. The Minimum Offering amount of $2,625,000 and the Use of Proceeds of the Offering remains unchanged. As a result of the change to the Maximum Offering amount, the sections of the Memorandum styled "Capitalization" on pages 14 and 15 of the Memorandum is amended as set forth on Exhibit "A" attached hereto and the Beneficial Ownership table on page 24 of the Memorandum is amended as set forth on Exhibit "B" attached hereto.
  The Warrants and the Warrant Agreement attached as Exhibit "C" to the Memorandum and referenced in the Subscription Agreement and the warrants issued to each Placement Agent as a portion of the Placement Agent fees as described in the Memorandum ("Placement Agent Warrants") shall not be exercisable until the Company has obtained approval of its shareholders entitled to vote pursuant to the Act and Rule 4350 of the Nasdaq rules to issue the shares of Common Stock issuable upon exercise of the Warrants and the Placement Agent Warrants. The exercise price under each Warrant and the Placement Agent Warrants shall remain $1.75 per share. The Company will solicit for such shareholder approval as soon as possible following the final Closing of the Offering. A copy of the revised Warrant Agreement is attached hereto as Exhibit "C", and the Warrant Agreement attached hereto as Exhibit "C" replaces, in all respects, the original Warrant Agreement attached to the Memorandum as Exhibit "C". Originally, the Warrant and the Warrant Agreement provided that the Warrant may be exercised at any time commencing on the Issue Date. The revised Warrant Agreement attached hereto as Exhibit "C" provides that the Warrant is not exercisable until the Company has received shareholder approval to issue the shares of Common Stock issuable upon exercise of the Warrants. The Warrants shall remain exercisable at any time after such shareholder approval is obtained until the fifth anniversary of the Issue Date.

  The Company will file within 60 days following the final Closing a Registration Statement on Form S-3, or such other suitable registration statement acceptable to the Company with the SEC to register under the Act the Common Stock included in the Units sold and the Common Stock issuable upon exercise of the Warrants (the "Registration Statement"). This changes the requirement in the Memorandum and the Subscription Agreement for the Company to use its reasonable efforts to file the Registration Statement within 150 days following the final Closing. In addition, if the Company does not file such Registration Statement within 60 days from the final Closing, the Company agrees to pay, in the form of liquidated damages, to each Subscriber that has purchased Units under the Offering a monthly amount equal to 1% of the amount such Subscriber paid the Company for the Units the Subscriber purchased from the Company pursuant to the Offering for each full month after such 60 day period that such Registration Statement has not been filed with the SEC .

  In addition to the "Risk Factors" set forth on pages 6 through 13 of the Memorandum, the following two additional "Risk Factors" are added at the end thereof:

                     "Inability to obtain Shareholder Approval. If the Company is unable to obtain shareholder approval to issue the shares of Common Stock issuable upon exercise of the Warrants, the Subscriber shall not be able to exercise the Warrants and will not receive any Common Stock under the Warrants.

                     Payment of Liquidated Damages. If the Company is unable to file the
                     Registration Statement with the SEC within 60 days following the final
                     Closing and such inability continues for an extended period of time thereafter, the Company's obligation to pay such liquidated damages may have a material adverse effect on the liquidity and financial condition of the Company."

All other terms and conditions contained in the Memorandum and Subscription Agreement remain unchanged.